Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS THIRD QUARTER 2026

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, October 30, 2026 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported third quarter 2026 results: The Company’s revenues in the third quarter 2026 were $106.2 million, compared to $102.0 million in the third quarter 2025, an increase of $4.2 million, or 4.1%. For the first nine months 2026, the Company’s revenues were $293.1 million, compared to $284.8 million in the first nine months 2025, an increase of $8.4 million, or 2.9%. The increase in revenues in the third quarter 2026, compared to the third quarter 2025, resulted primarily from modest increases in both average sales prices and sales volumes. Increased sales volumes were principally due to increased demand from the Company’s steel customers, partially offset by reduced demand from the Company’s construction customers. The increase in revenues in the first nine months 2026, compared to the first nine months 2025, resulted primarily from modest increases in both average sales prices and sales volumes. Increased sales volumes were principally due to increased demand from the Company’s steel customers, partially offset by reduced demand from the Company’s roof shingle customers.

The Company’s gross profit was $50.8 million in the third quarter 2026, compared to $52.2 million in the third quarter 2025, a decrease of $1.4 million, or 2.7%. The Company’s gross profit was $139.2 million in the first nine months 2026, compared to $140.2 million in the first nine months 2025, a decrease of $1.0 million, or 0.7%. The decreases in gross profit in the third quarter and first nine months 2026, compared to the comparable 2025 periods, resulted primarily from higher transportation and fuel costs, driven principally by higher diesel costs, and production inefficiencies experienced during the integration of our new Texas kiln into our existing plant operations.

Selling, general and administrative (“SG&A”) expenses were $6.1 million in the third quarter 2026, compared to $5.9 million in the third quarter 2025, an increase of $0.1 million, or 2.3%. SG&A expenses were $18.1 million in the first nine months 2026, compared to $18.4 million in the first nine months 2025, a decrease of $0.3 million, or 1.5%.

Other (income) expense, net was $3.8 million and $10.4 million income in the third quarter and first nine months 2026, compared to $3.4 million and $9.6 million income in the third quarter and first nine months 2025, increases of $0.4 million and $0.8 million, respectively. The increases in other (income) expense, net for the third quarter and first nine months 2026, compared to the comparable 2025 periods, were primarily due to interest earned on higher average balances of cash and cash equivalents.

The Company reported net income of $38.0 million ($1.32 per share diluted) and $103.1 million ($3.58 per share diluted) in the third quarter and first nine months 2026, compared to $38.8 million ($1.35 per share diluted) and $103.7 million ($3.61 per share diluted) in the third quarter and first nine months 2025, decreases of $0.7 million, or 1.9%, and $0.6 million, or 0.6%, respectively.

“We saw modest increases in both volumes and sales prices for our lime and limestone products in the third quarter 2026, while our expenses reflected the impact of the sharp rise in diesel prices,” said Timothy W. Byrne, President and Chief Executive Officer. “Although we remain optimistic regarding overall construction demand in the future, certain large construction projects have recently experienced delays for various reasons, including securing permits, and we are monitoring indications that Texas’ residential construction is beginning to slow down. The new kiln at our Texas facility began intermittently producing quicklime in the third quarter, and we expect to have final commissioning completed in the fourth quarter. To that end, our costs in Texas have been impacted by production inefficiencies as we continue to integrate the new kiln into our existing plant operations,” Mr. Byrne added.

Dividend

The Company announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.06 per share on the Company’s common stock. This dividend is payable on December 11, 2026 to stockholders of record at the close of business on November 20, 2026.

* * *

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road, and building contractors), industrial (including paper and glass manufacturers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), metals (including steel producers), roof shingle manufacturers, agriculture (including poultry producers), and oil and gas services industries. The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Missouri, Oklahoma, and Texas through its wholly owned subsidiaries, Arkansas Lime Company, ART Quarry TRS LLC (DBA Carthage Crushed Limestone), Colorado Lime Company, Mill Creek Dolomite, LLC, Texas Lime Company, U.S. Lime Company, U.S. Lime Company-Shreveport, U.S. Lime Company-St. Clair, and U.S. Lime Company-Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company-O & G, LLC, has royalty and non-operated working interests in natural gas wells located in Johnson County, Texas, in the Barnett Shale Formation.

Any statements contained in this News Release, including, but not limited to, statements relating to demand, costs, production, and the new Texas kiln, that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
INCOME STATEMENTS

Revenues	$106,188	$102,016	$293,147	$284,787
Cost of revenues	55,420	49,827	153,905	144,564
Gross profit	$50,768	$52,189	$139,242	$140,223

Selling, general and administrative expenses	6,066	5,927	18,102	18,378
Operating profit	$44,702	$46,262	$121,140	$121,845

Other (income) expense, net	(3,800)	(3,416)	(10,403)	(9,605)
Income tax expense	10,460	10,896	28,409	27,724
Net income	$38,042	$38,782	$103,134	$103,726

Income per share of common stock:
Basic	$1.33	$1.35	$3.60	$3.62
Diluted	$1.32	$1.35	$3.58	$3.61
Weighted-average shares outstanding:
Basic	28,689	28,639	28,682	28,633
Diluted	28,778	28,738	28,775	28,730
Cash dividends per share of common stock	$0.06	$0.06	$0.18	$0.18

			September 30,	December 31,
			2026	2025
BALANCE SHEETS
Assets:
Current assets			$543,338	$455,316
Property, plant and equipment, net			250,574	221,421
Other non-current assets			4,517	4,307
Total assets			$798,429	$681,044
Liabilities and Stockholders’ Equity:
Current liabilities			$24,376	$23,632
Deferred tax liabilities, net			36,494	22,999
Other long-term liabilities			3,726	3,653
Stockholders’ equity			733,833	630,760
Total liabilities and stockholders’ equity			$798,429	$681,044

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